Exhibit 10.16

[ ], 2021

Growth Capital Acquisition Corp.

The Chrysler Building

405 Lexington Ave

New York, NY 10174

Re:	Initial Public Offering

Ladies and Gentlemen:

This letter (this “Letter Agreement”) is being delivered to you in accordance with the Underwriting Agreement (the “Underwriting Agreement”) entered into by and among Growth Capital Acquisition Corp., a Delaware corporation (the “Company”), and Maxim Group LLC as representative (the “Representative”) of the several underwriters (each, an “Underwriter” and collectively, the “Underwriters”), relating to an underwritten initial public offering (the “Public Offering”), of 14,375,000 of the Company’s units (including up to 1,875,000 units that may be purchased to cover over-allotments, if any) (the “Units”), each comprised of one share of the Company’s Class A common stock, par value $0.0001 per share (the “Common Stock”), and one-half of one redeemable warrant. Each whole Warrant (each, a “Warrant”) entitles the holder thereof to purchase one share of Common Stock at a price of $11.50 per share, subject to adjustment. The Units will be sold in the Public Offering pursuant to a registration statement on Form S-1 and prospectus (the “Prospectus”) filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) and the Company has applied to have the Units listed on The Nasdaq Capital Market. Certain capitalized terms used herein are defined in paragraph 12 hereof.

In order to induce the Company and the Underwriters to enter into the Underwriting Agreement and to proceed with the Public Offering and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Nautilus Carriers LLC (“Nautilus”) hereby agrees with the Company as follows:

1.	Nautilus agrees that if the Company seeks stockholder approval of a proposed Business Combination, then in connection with such proposed Business Combination, it shall (i) vote any shares of Capital Stock owned by it in favor of any proposed Business Combination and (ii) not redeem any shares of Common Stock owned by it in connection with such stockholder approval.

2.	Nautilus hereby agrees that in the event that the Company fails to consummate a Business Combination within 18 months from the closing of the Public Offering, or such later period approved by the Company’s stockholders in accordance with the Company’s amended and restated certificate of incorporation (the “Charter”), Nautilus shall take all reasonable steps to cause the Company to (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than 10 business days thereafter, subject to lawfully available funds therefor, redeem 100% of the Common Stock sold as part of the Units in the Public Offering (the “Offering Shares”), at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (net of taxes), less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Offering Shares, which redemption will completely extinguish all Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and other requirements of applicable law. Nautilus agrees to not propose any amendment to the Charter (i) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial business combination or to redeem 100% of the Offering Shares if the Company does not complete a Business Combination within 18 months from the closing of the Public Offering or (ii) with respect to any other provision relating to stockholders’ rights or pre-business combination activity, unless the Company provides its public stockholders with the opportunity to redeem their shares of Common Stock upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes, divided by the number of then outstanding Offering Shares.

Nautilus acknowledges that it has no right, title, interest or claim of any kind in or to any monies held in the Trust Account as a result of any liquidation of the Company solely with respect to the Founder Shares held by it. Nautilus hereby further waives any shares of Common Stock held by it, if any, any redemption rights it may have in connection with the consummation of a Business Combination, including, without limitation, any such rights available in the context of a stockholder vote to approve such Business Combination or a stockholder vote to approve an amendment to the Charter to modify the substance or timing of the Company’s obligation to redeem 100% of the Offering Shares if the Company has not consummated a Business Combination within the time period set forth in the Charter or in the context of a tender offer made by the Company to purchase shares of Common Stock (although Nautilus and its current or future affiliates shall be entitled to redemption and liquidation rights with respect to any Offering Shares it or they hold to the same extent as such rights are available to other holders of the Offering Shares).

3.	(a) During the period commencing on the effective date of the Underwriting Agreement and ending 180 days after such date, other than to permitted transferees as described in paragraph 7(c) below, Nautilus shall not, without the prior written consent of the Representative, (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the Commission promulgated thereunder, with respect to any Units, shares of Common Stock, Founder Shares, Warrants or any securities convertible into, or exercisable, or exchangeable for, shares of Common Stock owned by it, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Units, shares of Common Stock, Founder Shares, Warrants or any securities convertible into, or exercisable, or exchangeable for, shares of Common Stock owned by it, him or her, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii). Nautilus acknowledges and agrees that, prior to the effective date of any release or waiver, of the restrictions set forth in this paragraph 3 or paragraph 7 below, the Company shall announce the impending release or waiver by press release through a major news service at least two business days before the effective date of the release or waiver. Any release or waiver granted shall only be effective two business days after the publication date of such press release. The provisions of this paragraph will not apply if the release or waiver is effected solely to permit a transfer not for consideration and the transferee has agreed in writing to be bound by the same terms described in this Letter Agreement to the extent and for the duration that such terms remain in effect at the time of the transfer. If a discretionary waiver, release or termination of any of the Founder Share restrictions (each, a “Lock-Up Waiver”) applicable to any party subject to a lock-up agreement is granted, other than to the Company (each, a “Lock-Up Party”), then a substantively identical Lock-Up Waiver shall be deemed to apply to each of the undersigned’s Founder Shares on a pro rata basis based on the portion of the Lock-Up Parties’ Founder Shares that were granted the Lock-Up Waiver; provided that such pro rata waiver, release or termination shall be in the same manner and on the same terms (including with respect to any conditions or provisos that apply to such waiver or termination) from such restriction.

4.

In the event of the liquidation of the Trust Account upon the failure of the Company to consummate its initial Business Combination within the time period set forth in the Charter, Nautilus agrees to indemnify and hold harmless the Company, on a pro rata basis based on the number of Founder Shares owned by it, against any and all loss, liability, claim, damage and expense whatsoever (including, but not limited to, any and all legal or other expenses reasonably incurred in investigating, preparing or defending against any litigation, whether pending or threatened) to which the Company may become subject as a result of any claim by (i) any third party for services rendered or products sold to the Company or (ii) any prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or Business Combination agreement (a “Target”); provided, however, that such indemnification of the Company by Nautilus shall (x) apply only to the extent necessary to ensure that such claims by a third party or a Target do not reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Offering Share and (ii) the actual amount per Offering Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Offering Share is then held in the Trust Account due to reductions in the value of the trust assets less interest released to pay taxes, (y) shall not apply to any claims by a third party or a Target which executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) and (z) shall not apply to any claims under the Company’s indemnity of the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. Nautilus shall have the right to defend against any such claim with counsel of its choice reasonably satisfactory to the Company if, within 30 days following written receipt of notice of the claim to Nautilus, Nautilus notifies the Company in writing that it shall undertake such defense.

Notwithstanding anything that may be expressed or implied herein, or any document or instrument delivered in connection herewith, Nautilus agrees and acknowledges that no other person shall have any obligations hereunder and that, notwithstanding that Nautilus or any of its permitted assigns may be a limited partnership, separate limited partnership or limited liability company, no recourse hereunder or under any documents or instruments delivered in connection herewith or in respect of any oral representations or warranties made or alleged to have been made in connection herewith or therewith shall be had against any former, current or future director, officer, employee, representative, direct or indirect controlling person, equityholder, general or limited partner, member, stockholder, incorporator, affiliate, successor or permitted assignee of Nautilus or any former, current or future director, officer, employee, representative, direct or indirect controlling person, equityholder, general or limited partner, member, stockholder, incorporator, affiliate, successor or permitted assignee of any of the foregoing (each, other than Nautilus, an “Indemnitor Related Party”), whether by or through attempted piercing of the corporate (or limited liability company or limited partnership or separate limited partnership) veil, by or through a claim by or on behalf of Nautilus or any indemnified party against any Indemnitor Related Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable law, or otherwise. It is expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Indemnitor Related Party for any obligations of Nautilus or any of Nautilus’ successors or permitted assigns under this letter agreement or any documents or instruments delivered in connection herewith or in respect of any oral representations or warranties made or alleged to have been made in connection herewith or therewith or for any claim (whether at law or equity or in tort, contract or otherwise) based on, in respect of, or by reason of such obligations or their creation.

5.	[RESERVED].

6.	Nautilus hereby severally agrees and acknowledges that: (i) the Underwriters and the Company would be irreparably injured in the event of a breach by Nautilus of its obligations under paragraphs 1, 2, 3, 4, 7(a) and 7(b), as applicable, of this Letter Agreement, (ii) monetary damages may not be an adequate remedy for such breach and (iii) the non-breaching party shall be entitled to injunctive relief from the breaching party, in addition to any other remedy that such party may have in law or in equity against the breaching party, in the event of such breach.

7.	(a) Except as set forth in paragraph 7(c), Nautilus agrees that it shall not Transfer any Founder Shares until the earlier of (A) six months after the completion of the Company’s initial Business Combination and (B) subsequent to the Business Combination, (x) if the last reported sale price of the Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 60 days after the Company’s initial Business Combination or (y) the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property (the “Founder Shares Lock-up Period”).

(b) Except as set forth in paragraph 7(c), Nautilus agrees that it shall not Transfer any Private Placement Warrants or component securities until 30 days after the completion of a Business Combination (the “Private Placement Warrants Lock-up Period”, together with the Founder Shares Lock-up Period, the “Lock-up Periods”).

(c) Notwithstanding the provisions set forth in paragraphs 7(a) and (b), transfers of the Founder Shares or Private Placement Warrants (or component securities or shares of Common Stock issuable upon the exercise of the warrants underlying the Private Placement Warrants) that are held by Nautilus or any of its permitted transferees (that have complied with this paragraph 7(c)), are permitted (i) to the Company’s officers or directors, any affiliate or member of the sponsor or other initial shareholders of the Company, or any such affiliate’s or member’s affiliates, officers, directors and direct or indirect equityholders, any current or future affiliate or family member of any of the Company’s officers or directors, any affiliate or member of the sponsor or other initial shareholders of the Company, or any such affiliate’s or member’s affiliates, officers, directors and direct or indirect equityholders, or any current or future affiliate of Nautilus or to any member(s), officers, directors or employees of Nautilus or any of its current or future affiliates; (ii) in the case of an individual, by gift to a member of such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family, any current or future affiliate of such individual or to a charitable organization; (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of such individual; (iv) in the case of an individual, pursuant to a qualified domestic relations order; (v) in the case of an entity, as a distribution to its partners, stockholders or members upon liquidation; (vi) by private sales or transfers made in connection with any forward purchase agreement or similar arrangement or in connection with the consummation of an initial Business Combination at prices no greater than the price at which the shares or units were originally purchased; (vii) in the event of the Company’s liquidation, bankruptcy or dissolution prior to the completion of an initial Business Combination; (viii) by virtue of the laws of the State of Delaware or Nautilus’ limited liability company agreement upon dissolution of Nautilus; or (ix) to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (i) through (viii) above; provided, however, that in the case of clauses (i) through (vi) or (viii), these permitted transferees must enter into a written agreement with the Company agreeing to be bound by the transfer restrictions herein.

8.	Nautilus represents and warrants that it has never been suspended or expelled from membership in any securities or commodities exchange or association or had a securities or commodities license or registration denied, suspended or revoked. Nautilus’ information furnished to the Company (including any such information included in the Prospectus) is true and accurate in all material respects and does not omit any material information with respect to Nautilus’ background. Nautilus represents and warrants that: it is not subject to or a respondent in any legal action for, any injunction, cease-and-desist order or order or stipulation to desist or refrain from any act or practice relating to the offering of securities in any jurisdiction; it has never been convicted of, or pleaded guilty to, any crime (i) involving fraud, (ii) relating to any financial transaction or handling of funds of another person, or (iii) pertaining to any dealings in any securities and it is not currently a defendant in any such criminal proceeding.

9.	Except as disclosed in the Prospectus and the Company’s other filings with the Securities and Exchange Commission, Nautilus shall not receive from the Company any finder’s fee, reimbursement, consulting fee, monies in respect of any repayment of a loan or other compensation prior to, or in connection with any services rendered in order to effectuate, the consummation of the Company’s initial Business Combination (regardless of the type of transaction that it is).

10.	Nautilus has full right and power, without violating any agreement to which it is bound to enter into this Letter Agreement.

11.	As used herein, (i) “Business Combination” shall mean a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination, involving the Company and one or more businesses; (ii) “Capital Stock” shall mean, collectively, the Common Stock and the Founder Shares; (iii) “Founder Shares” shall mean (a) the shares of the Company’s Class B common stock, par value $0.0001 per share, that are issued and outstanding immediately prior to the consummation of the Public Offering (up to 1,875,500 Shares of which are subject to complete or partial forfeiture by certain Initial Stockholders if the over-allotment option is not exercised by the Underwriters); (iv) “Initial Stockholders” shall mean holders of the Founder Shares; (v) “Private Placement Warrants” shall mean the 4,180,000 warrants (or $4,600,000 warrants if the underwriters exercise their over-allotment option in full), each warrant entitling the holder thereof to purchase one share of Common Stock at $11.50 per share, that certain Initial Stockholders have agreed to purchase for an aggregate purchase price of $4,180,000 (or $4,600,000 if the underwriters exercise their over-allotment option in full), in a private placement that shall occur simultaneously with the consummation of the Public Offering; (vi) “Public Stockholders” shall mean the holders of securities issued in the Public Offering; (vii) “Trust Account” shall mean the trust fund into which a portion of the net proceeds of the Public Offering shall be deposited; and (viii) “Transfer” shall mean the (a) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the Commission promulgated thereunder with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

12.	[RESERVED].

13.	This Letter Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by the parties hereto affected by such change, amendment or modification except any waiver need only be executed by the party waiving its rights hereunder.

14.	No party hereto may assign, in whole or in part, either this Letter Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Letter Agreement shall be binding on Nautilus and its successors, heirs and assigns and permitted transferees.

15.	Nothing in this Letter Agreement shall be construed to confer upon, or give to, any person or entity other than the parties hereto, any right, remedy or claim under or by reason of this Letter Agreement or of any covenant, condition, stipulation, promise or agreement hereof. All covenants, conditions, stipulations, promises and agreements contained in this Letter Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors, heirs, personal representatives and assigns and permitted transferees.

16.	This Letter Agreement may be executed in any number of original or facsimile or other electronic counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

17.	This Letter Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Letter Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Letter Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

18.	This Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereto (i) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Letter Agreement shall be brought and enforced in the federal or state courts of New York City, in the State of New York, and irrevocably submit to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (ii) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

19.	Any notice, consent or request to be given in connection with any of the terms or provisions of this Letter Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery or facsimile transmission.

20.	This Letter Agreement shall terminate on the earlier of (i) the expiration of the Lock-up Periods or (ii) the liquidation of the Company; provided, however, that this Letter Agreement shall earlier terminate in the event that the Public Offering is not consummated and closed by March 31, 2021; provided further that paragraph 4 of this Letter Agreement shall survive such liquidation.

[Signature Page Follows]

Sincerely,

NAUTILUS CARRIERS LLC

By:
Name:
Title:

Acknowledged and Agreed:

GROWTH CAPITAL ACQUISITION CORP.

By:
Name:
Title:

[Signature Page to Letter Agreement –Growth Capital Acquisition Corp. (Insider Letter)]